EXHIBIT 16

                    Letter re change in certifying accountant




October 2, 2003

Securities and Exchange Commission Washington, DC 20549

Ladies and Gentlemen:

We were previously the principal accountants for First Federal Bankshares, Inc. and, under the date of August 8, 2003, we reported on the consolidated financial statements of First Federal Bankshares, Inc. and subsidiaries as of and for the years ended June 30, 2003 and 2002.

On April 18, 2003, we were notified by the management of First Federal Bankshares, Inc. that the client-auditor relationship would cease upon completion of our audit of First Federal Bankshares, Inc.'s consolidated financial statements as of and for the year ended June 30, 2003, and the issuance of our report thereon. We have read First Federal Bankshares, Inc.'s statements included under Item 9 of its Form 10K included under Item 4 of its 8Ka dated October 6, 2003, and we agree with such statements except that we are not in a position to agree or disagree with the Company's statement that during the two most recent fiscal years and the subsequent interim period through the date of the Annual Report that the Company did not consult with McGladrey & Pullen LLP regarding any matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.